UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 31, 2008
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Signatures.
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14

ITEM 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2008 (effective as of January 1, 2008), we entered into amendments to the employment agreements of Jeffrey H. Smulyan, Richard F. Cummings, Gary L. Kaseff, Paul W. Fiddick, Michael Levitan and Gary A. Thoe. The following summaries are qualified by reference to the full text of the amendments which are attached to this Form 8-K and incorporated by reference. The amendments were primarily intended to comply with the requirements of Internal Revenue Code Section 409A and the regulations adopted pursuant thereto. In addition to changes made to comply with Section 409A, certain clarifying changes were made. The previous employment agreements provided for a gross-up payment to the executives in the event that amounts payable under the employment agreement were subject to taxation under Section 409A. The amendments remove such gross-up obligation. The amendments also clarify that a decision by the company not to allow an employment agreement to automatically extend pursuant to its terms for an additional one-year term at any time coupled with a failure by the company to offer employment pursuant to a new written employment agreement on substantially the same terms as the expiring agreement and a resignation by the executive would be treated the same as a decision not to allow an employment agreement to extend coupled with a formal termination by the company.
     In addition to the amendments to the employment agreements discussed above, on December 31, 2008 (effective as of January 1, 2008), we entered into new change in control severance agreements (replacing existing change in control severance agreements) with Jeffrey H. Smulyan, Patrick Walsh, Richard F. Cummings, Gary L. Kaseff, Paul W. Fiddick, Michael Levitan and Gary A. Thoe. The following summaries are qualified by reference to the full text of the agreements which are attached to this Form 8-K and incorporated by reference. The new change in control severance agreements are virtually identical to the prior change in control severance agreements, with the changes primarily intended to comply with the requirements of Section 409A and the regulations adopted pursuant thereto, as well as certain other changes. The definition of a “Change in Control” has been revised to provide that any person (other than Mr. Smulyan or an affiliate of Mr. Smulyan) becoming the beneficial owner of 35% or more of the outstanding stock of the company constitutes a “Change in Control”, which is an increase from the previous 25% threshold. In the previous definition of “Change in Control,” the separation of the company’s radio and television divisions was not deemed a change in control. Given that the television division has been sold, this provision has been deleted. The new change in control severance agreements also now give the company the right to reduce the total payments thereunder by up to 10% if doing so will avoid triggering the excise tax under Internal Revenue Code Section 4999. The definition of “Good Reason” has been revised to comply with the final regulations under Section 409A. In addition to eliminating certain events that would previously have constituted “Good Reason”, the new definition requires the executive to notify the company within 90 days of the occurrence of an event constituting “Good Reason”; and the company is provided 30 days in which to cure such event. “Termination of Employment” has been defined to reflect the requirements of Section 409A and, if a change in control occurs during the term of a written employment agreement, the executive’s employment agreement will now automatically extend to the second anniversary of the change in control. The provisions relating to the payment of post-termination disability benefits has been eliminated and the provisions relating to payment of post-term medical benefits have been changed to comply with Section 409A. The provision relating to vesting of stock options has been changed to include acceleration of vesting of certain other forms of equity which may be granted by the company in addition to stock options. Finally, the change in control severance agreements now clarify that any retention or completion bonus contained in any other agreement is not considered severance pay and shall be paid pursuant to the terms of the agreement under which it arises without regard to any payment under change in control severance agreements.
     Finally, on December 31, 2008 (effective as of January 1, 2008) the company amended the 2004 Equity Compensation Plan to comply with the requirements of Section 409A. The following summary is qualified by reference to the full text of the amended and restated plan which is attached to this Form 8-K and incorporated by reference. The amendment changed the definition of “Fair Market Value,” restricted the persons eligible to receive grants, clarified the grant date, tightened up the provisions on performance units, limited the ability to grant substituted awards, and made other changes.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	Employment Agreement Amendment for Jeffrey H. Smulyan.
10.2	Employment Agreement Amendment for Richard F. Cummings.
10.3	Employment Agreement Amendment for Paul W. Fiddick.
10.4	Employment Agreement Amendment for Gary L. Kaseff.
10.5	Employment Agreement Amendment for Michael Levitan.
10.6	Employment Agreement Amendment for Gary A. Thoe.
10.7	Change in Control Severance Agreement for Jeffrey H. Smulyan.
10.8	Change in Control Severance Agreement for Richard F. Cummings.
10.9	Change in Control Severance Agreement for Paul W. Fiddick.
10.10	Change in Control Severance Agreement for Gary L. Kaseff.
10.11	Change in Control Severance Agreement for Michael Levitan.
10.12	Change in Control Severance Agreement for Gary A. Thoe.
10.13	Change in Control Severance Agreement for Patrick Walsh.
10.14	Emmis Communications Corporation 2004 Equity Compensation Plan
Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: January 7, 2009	By:	/s/ J. Scott Enright
J. Scott Enright, Senior Vice President,
Associate General Counsel and Secretary

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